EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-260150 on Form S-3, and Registration Statements No. 333-198966, No. 333-264170 and No. 333-261088 on Form S-8 of our reports dated February 17, 2023, relating to the consolidated financial statements of Citizens Financial Group, Inc. and its subsidiaries, and the effectiveness of Citizens Financial Group, Inc. and its subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Citizens Financial Group, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 17, 2023